Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is made as of July 18, 2017, by and between Entercom Communications Corp., a Pennsylvania corporation (hereinafter referred to as the “Company” or “we”), and Louise Kramer (hereinafter referred to as “Employee” or “you”).

The Company shall employ Employee and Employee hereby accepts employment with the Company upon the terms, conditions and provisions of this Agreement as set forth below.

1. Term. The initial term of this Agreement shall commence on July 18, 2017 and continue through December 31, 2020, subject to termination or extension as provided herein.

2. Salary and Benefits. Through the closing of the Company’s acquisition of CBS Radio, Inc., you will be paid under that certain employment agreement between you and the Company dated May 5, 2015.

a. On the next full payroll cycle following the closing of the Company’s acquisition of CBS Radio Inc., you will be paid, on a semi-monthly basis, an annualized salary of $700,000.

b. Commencing on the first anniversary of the salary increase in Section 2.a and each anniversary thereafter during the term, your salary shall be increased by three percent (3%) or more as determined by the Company in its sole discretion.

Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations.

In addition, you will be eligible to participate in the Company’s 401(k) plan and you will be provided with such insurance, leave and other benefits generally available to officers of the Company, as governed by the applicable plan documents and Company policy, provided, that you will accrue vacation time at the rate of no less than twenty (20) days per calendar year (or more as required by Company policy for officers) in accordance with the Company’s vacation policy.

3. Annual Incentive Bonus. Through the closing of the Company’s acquisition of CBS Radio, Inc., you will be eligible for an annual incentive bonus paid under that certain employment agreement between you and the Company dated May 5, 2015. In the first year following the closing of the Company acquisition of CBS Radio, Inc., you will be eligible for an annual cash bonus with a target amount equal to five hundred thousand ($500,000) (“Annual Incentive Bonus”). The actual amount of such bonus will be determined in the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board of Directors”) based on a review of the Company’s performance and your performance during the fiscal year then ended. Notwithstanding the forgoing, you must work through the end of the fiscal year in question to be eligible for the bonus for that year. The amount of the bonus will be determined and paid as soon as reasonably practicable following the receipt of the Company’s financial statements for the fiscal year in question, but in no event later than two and one-half (2 1⁄2) months following the end of the fiscal year for which such bonus is earned.

4. Car Allowance. You will receive a monthly car allowance of $900 per month for each month that this Agreement is in effect.

5. Grant of Performance Vesting Restricted Stock. Shortly following the closing of the Company’s acquisition of CBS Radio Inc. (or the termination of the underlying merger agreement without closing) (the “Grant Date”), the Compensation Committee will grant you shares of restricted stock under the Entercom Equity Compensation Plan (including any replacement thereof) (the “Plan”) with a target value of $625,000, provided that you remain continuously employed in active service by the Company from the date of grant through the Achievement Date (as defined below), the grant of RSUs pursuant to this Section 5 shall vest as described below:

a. Upon the achievement of one (1) or more of the applicable performance targets set forth below as of any date after the effective date of this Agreement and on or prior to the third anniversary of the Grant Date (the “Achievement Date”), a percentage of the RSUs shall become vested on the Achievement Date equal to the highest corresponding percentage in the schedule set forth below.

b. The shares underlying any portion of the RSUs to become so vested shall be delivered to you within ten (10) days of the Achievement Date. Any portion of these RSUs that have not vested pursuant to this Section 5 by the Achievement Date shall terminate unvested.

c. The performance targets for these RSUs shall be, as of any date: (i) the share price of our Class A common stock that represents a three (3) year Compound Annual Growth Rate (“Three Year CAGR”) of Total Shareholder Return of eight percent (8%), twelve percent (12%) and fourteen percent (14%) targets set forth in the table below, less (ii) the value of any dividends paid on each share of the Company’s Class A common stock during the period commencing on the Grant Date and through such date.

Three Year CAGR*	Percentage of RSUs to Vest Upon Attainment of Performance Target
8%	33 1⁄3%
12%	33 1⁄3%
14%	33 1⁄3%

*	Targets calculated rounding to two (2) decimal places.

For purposes of this Agreement, “Total Shareholder Return” shall mean: (A) (i) the volume-weighted average closing price over any consecutive twenty (20) trading day period of a share of the Company’s Class A common stock minus (ii) the volume-weighted average closing price of the Company’s Class A common stock for the twenty (20) trading days prior to the Grant Date (the “Base Price”), divided by (B) the Base Price (in each case, with such adjustments as are necessary, in the judgment of the Board and/or the Compensation Committee to equitably calculate Total Shareholder Return in light of any stock splits, reverse stock splits, stock dividends, dividends in kind, significant asset sales and other extraordinary transactions or other changes in the capital structure of the Company). All closing prices shall be the New York Stock Exchange closing price on the date in question. All determinations with respect to Total

Shareholder Return and the Three Year CAGR shall be made by the Board or the Compensation Committee in their sole discretion, acting in good faith, and the applicable performance targets shall not be achieved and the shares shall not vest until the Compensation Committee certifies that such performance targets have been met (which the Compensation Committee agrees to act promptly and in good faith in so doing).

d. No grant of RSUs pursuant to this Section 5 shall vest if applicable performance targets are not met by the Achievement Date.

6. Grant of Time Vesting Restricted Stock. On the Grant Date (as defined above), the Compensation Committee will also grant you shares of restricted stock under Plan (as defined above) with a target value of $1,875,000. Subject to your continued employment with the Company (with the sole exceptions noted in Sections 9.b, 9.c, and 9.d below), this grant shall vest as follows: 50% on the second anniversary of the Grant Date and 25% on each of the third and fourth anniversaries thereof. Consistent with the foregoing, the terms of such grant shall be set forth in a grant instrument in the form approved by the Compensation Committee.

7. Future Equity Grants. The grants set forth in Sections 5 and 6 above shall be in lieu of annual grants. That is, you will not be eligible for an annual equity award in 2018, 2019 and 2020.

8. Duties. As Chief Operating Officer of the Company you will be responsible for the general management and supervision of the Company’s radio market operations and discharge such other duties as may from time to time be assigned by the Board of Directors or the CEO. In addition, you will oversee various corporate staff functions as designated by the Company’s CEO and will be responsible for facilitating the effective coordination and integration of the various activities of relevant functions of the corporate staff and local markets to help facilitate meeting and exceeding the Company’s business goals. You agree that you will devote your full time and best efforts to the Company’s business and will not accept any outside employment without the prior written consent of the CEO of the Company.

9. Termination. This Agreement may be terminated during the initial term or any renewal term as follows:

a. The Company may terminate this Agreement and your employment hereunder at any time for Cause and without further obligation hereunder. For purposes of this Agreement, “Cause” shall include the following (as determined by the Company in its reasonable discretion): (i) you have engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course your employment or service; (ii) you have breached any material provision of this Agreement, including without limitation, violating any of the restrictive covenants contained in Section 10 hereof; or (iii) you have disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information.

b. The Company may terminate this Agreement and your employment hereunder at any time for its convenience and without Cause. In the event of a termination of this Agreement and your employment hereunder by the Company without Cause (and other than due to disability), subject to the conditions set forth below, the Company shall be obligated to (i) beginning with the first payroll period following the sixtieth (60th) day following your termination, continue to pay you the salary in accordance with the Company’s regular payroll practices for one (1) year from the date of such termination, provided, that the initial payment shall include salary for all payroll periods from the date of termination through the date of such initial payment; (ii) pay you on the sixtieth (60th) day after your termination, a one-time bonus in an amount equal to the Annual Incentive Bonus that you were paid in the year immediately preceding the year in which your termination occurs, prorated in accordance with the number of days from January 1 to the date of such termination in the year in which such termination occurs; and (iii) provide that all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one (1) year anniversary of such termination, as if you had remained employed hereunder through that date (collectively, the “Severance Benefits”). Your receipt of the Severance Benefits is expressly conditioned on: (x) your agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, (y) your full compliance with the restrictive covenants contained in Section 10 hereof; and (z) for a period of twelve (12) months following the date of your termination, your availability to provide and, if reasonably requested by the Company, your provision of consultative services related to the Company’s transition to your successor, i.e., if you fail to timely sign or revoke a release, violate any of the restrictive covenants contained in Section 10 hereof, or fail to provide requested consultative services, the Severance Benefits shall cease and any then-unvested equity grants will be forfeited. Any payments made under this Section 9.b incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company, except for payment of salary and auto allowance earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.

c. If (i) a Change in Control (as defined below) occurs during the initial term or any renewal term of this Agreement; and (ii) a termination of this Agreement and your employment hereunder by the Company without Cause occurs as a result of a Change in Control during the period commencing on the date of execution of a binding agreement which would result in a Change in Control if consummated and ending on the twelve (12) month anniversary of the consummation of such Change in Control, then you shall be entitled to the Severance Benefits, subject to the terms and conditions thereof (including, without limitation, those requirements that you must satisfy as a condition to your receipt of the Severance Benefits), except that for purposes of this Section 9.c, all of your then-outstanding equity grants, to the extent not previously vested, which are subject to vesting solely on the basis of time shall fully vest and become immediately exercisable or settled as of the date of such termination of employment (which shall be in lieu of any continued vesting of such equity grants pursuant to clause (iii) of Section 9.b). For purposes of this paragraph, a “Change in Control” shall mean any transaction or series of related transactions the consummation of which results in another individual or entity holding or having a beneficial interest in shares of the Company’s capital stock more than fifty percent (50%) of the voting power of the Company’s outstanding capital stock; provided, that a Change of Control shall not include: (1) the consummation of the Company’s acquisition of CBS Radio Inc.; or (2) any transaction which results in the Field Family or any group thereof holding or having a beneficial interest in shares of the Company’s capital stock that represent more than fifty percent (50%) of the voting power of the Company’s outstanding capital stock.

d. In the event this Agreement terminates without extension on December 31, 2020, the grants set forth in Sections 5 & 6 will continue to vest through the period ending on the fourth anniversary of the Grant Date (as defined above), as if you had remained employed hereunder through that date, on the express conditions of: (i) your agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and such release becoming effective prior to the sixtieth (60th) day following the date of your termination of employment, (ii) your full compliance with the restrictive covenants contained in Section 10 hereof; and (iii) for a period through the fourth anniversary of the Grant Date (as defined above) following the date of your termination, your availability to provide and, if reasonably requested by the Company, your provision of consultative services related to the Company’s transition to your successor, i.e., if you fail to timely sign or revoke a release, violate any of the restrictive covenants contained in Section 10 hereof, or fail to provide requested consultative services, any then-unvested equity grants will be forfeited

10. Restrictive Covenants. You agree to the following restrictive covenants:

a. Non-Competition. It is understood and agreed that so long as you are employed by the Company and for a period of twelve (12) months thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for any Radio or Television Company that serves any portion of the United States. For this purpose, a “Radio or Television Company” is any company that, as a material part of its business, competes in any material manner with the then present or planned business activities of the Company, which shall mean a business initiative under material consideration by the Board of Directors or which has been approved by the Board of Directors which shall include specifically but limited to the distribution of television or audio entertainment products (e.g., television, terrestrial radio, satellite radio, wireless / mobile radio and internet radio). If you are employed by a company with a non-material radio business, you agree that you will not perform any services for that television or radio business during such twelve (12) month period.

b. Non-Solicitation of Employees. In addition it is understood and agreed that for the twelve (12) month year period following any termination of your employment with the Company you will not, without the express prior written permission of the Company, employ under your direct supervision, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto.

c. Non-Solicitation of Clients. During the term of this Agreement and for a period of twelve (12) months following your separation from the Company for any reason, you will not, without prior written permission of the CEO of Entercom, directly or indirectly, solicit for the sale of any advertising, marketing or promotional services, any client or customer of the

Company on behalf of business operating a subscriber- or advertising-supported media (television, radio, cable, newspaper, digital, satellite, etc.). For purposes of the foregoing, a client or customer of the Company shall mean any person or entity that purchased or was solicited to purchase advertising, marketing, or promotional services by the Company during the one (1) year period preceding the date of your termination. Your obligations as set forth above in this Section shall survive beyond the termination of your employment with the Company.

d. You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this Section 10. In the event you violate the restrictive covenants set forth in this Section 10, it is agreed that the time period for which the restrictive covenant so violated is applicable shall be extended for a period of one (1) year from the date you cease such violation. You acknowledge that any violation of the provisions set forth in this Section 10 may cause irreparable harm to the Company. You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

11. Confidentiality and Intellectual Property Rights. Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, financial and programming practices and data, all of which you agree will be held in the strictest confidence at all times. All copyright, trademark and/or other intellectual property rights of any kind developed during the term of this Agreement and relating to or useful in the Company’s business, or to your duties hereunder (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and you shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights. To the extent that any Works are not deemed “work for hire”, Employee hereby assigns all of Employee’s rights in such Works to the Company and waives any and all moral rights Employee may have in such Works. Employee’s obligations under this Section 11 shall survive the expiration or termination of this Agreement.

Notwithstanding any other provision herein, Employee understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

12. No Restrictions. In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this Agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every term and obligation hereunder. You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

13. Miscellaneous. This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and supersedes all prior agreements concerning same, whether written or oral. Each party agrees to pay reasonable attorney’s fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties. A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

14. Section 409A.

a. To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). If, however, the parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the parties shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine to be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.

b. Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, your termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”

c. Notwithstanding anything herein to the contrary, if you are deemed at the time of your termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which you are entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your termination benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of the your Separation from Service with the Company or (ii) the date of your death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether you are a

“specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

d. Notwithstanding the foregoing or any other provisions of the Agreement, you and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

e. Notwithstanding anything herein to the contrary, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

15. Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date(s) written below.

Louise Kramer

/s/ Louise Kramer

Date: 7/18/2017

Entercom Communications Corp.

/s/ David J. Field
David J. Field
President and Chief Executive Officer

Date: 7/18/2017

[Signature page to Employment Agreement]